Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flotek Industries, Inc. of our reports dated March 6, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Flotek Industries, Inc., which reports appear in the Form 10-K of Flotek Industries, Inc. for the year ended December 31, 2019 and expresses an unqualified opinion.

/s/ Moss Adams LLP

Houston, Texas
March 19, 2020